Exhibit 99.1
For Immediate Release
SELECTICA ANNOUNCES THIRD QUARTER
FISCAL 2006 FINANCIAL RESULTS
SAN JOSE, Calif. — February 15, 2006 — Selectica, Inc. (Nasdaq: SLTC), a leading provider of sales execution and contract management solutions, today announced financial results for the third fiscal quarter ended December 31, 2005.
Revenue for the third quarter of fiscal 2006 was $5.3 million, which compares to revenue of $8.9 million for the same period in the previous year. Net loss for the quarter was $10.8 million, or ($0.33) per share, which reflects the accrual for a one-time payment of $7.5 million related to the settlement of patent litigation. Excluding the accrual for the one-time payment as well as $1.8 million in legal expenses related to the litigation, net loss for the third quarter of fiscal 2006 was $1.5 million, or ($0.04) per share. This compares with a net loss of $1.5 million, or ($0.05) per share, in the third quarter of fiscal 2005. Bookings in the third quarter of fiscal 2006 remained below the level required to reach profitability.
Vince Ostrosky, CEO of Selectica, commented on the third quarter of fiscal 2006, “Although overall bookings have not yet increased at the rate we anticipated, we are pleased with the performance of our contract management software business, which generated the highest level of new business in its history during the quarter. We continue to build a solid niche in the healthcare sector, and we have also added customers in other industries, including manufacturing, hospitality and financial services. While this is still operating off a relatively small base, we believe that our contract management solutions have strong potential for future growth.
“We also continue to make progress in rolling out our new business model that leverages our powerful configuration, pricing and quoting engines as the platform for our next-generation application and on-demand solutions. We have an active pipeline in the EMEA market for the next-generation enterprise applications we have developed with our partner SalesTech. These applications provide highly targeted solutions for the telecom, financial services, and insurance industries, and we are now working with SalesTech to introduce these vertical applications in North America.
“In addition, we are aggressively marketing our new on-demand sales execution application called Fastraq. This product integrates seamlessly into the Salesforce.com application platform, and our relationship with Salesforce.com is positively impacting our sales pipeline. We are actively working on cross-selling opportunities to Salesforce.com’s customers and prospects, which we expect to result in new license bookings in future quarters,” said Mr. Ostrosky.

Selectica, Inc.

Financial Highlights
Licenses represented 10% of revenue, and services represented 90% of revenue in the third quarter of fiscal 2006. Overall gross margin was 54% in the third quarter, compared with 63% in the previous year period. The decline in gross margin is primarily attributable to a lower mix of license revenue, partially offset by higher services margins due to enhanced efficiencies in the professional services organization.
Total operating expenses were $14.2 million compared with $7.9 million in the third quarter of fiscal 2005. Total operating expenses reflect the accrual of the $7.5 million one-time payment for the settlement of patent litigation. Excluding the impact of the one-time payment, total operating expenses were $6.7 million in the third quarter of fiscal 2006. The decline in operating expenses, excluding the one-time payment, reflects the impact of the Company’s efforts to reduce its cost structure.
Selectica’s financial position remains strong with approximately $91.2 million in cash, cash equivalents and investments, and no long-term debt as of December 31, 2005. While the Company accrued for the one-time payment related to the settlement of patent litigation in the third quarter of fiscal 2006, the payment will be made in the fourth quarter of fiscal 2006 in accordance with the terms of the settlement. As such, the Company’s cash, cash equivalents and investments balance at December 31, 2005 did not reflect the impact of the payment.
Stock Repurchase Program Update
In December 2005, Selectica began implementing a new $25 million stock repurchase program. Through December 31, 2005, the Company had spent $336,000 to repurchase 125,839 shares at an average price of $2.68.
Outlook
For the fourth quarter of fiscal 2006 ending March 31, 2006, Selectica expects revenue to range between $5.0 million and $5.5 million, and net loss per share to range between ($0.05) and ($0.07) per share.
Commenting on the outlook for Selectica, Mr. Ostrosky said, “While our reported revenue continues to be impacted by the low level of bookings we have experienced as we transitioned to our new business model, we believe that our bookings will improve this quarter. We have expanded the sales force for our contract management solutions to help us continue growing this business, and we plan to hire additional personnel in North America to initiate more aggressive sales and marketing efforts for our vertically-focused enterprise applications and the Fastraq product. Additionally, we are committed to supporting our installed base of Fortune 500 companies with constantly improving solutions, technology and service, which should allow us to continue generating meaningful revenue opportunities. With the progress we are making in implementing our

Selectica, Inc.

new business model, the continuing reduction in our cost structure, the resolution of our patent litigation, and the initiation of our new stock repurchase program, we believe we have taken a number of important steps that will help improve the performance of the business and create value for our shareholders.”
Conference Call and Webcast
Selectica will hold a conference call to discuss third quarter results today at 2:00 p.m. Pacific time/5:00 p.m. Eastern Time. The conference call will be webcast live via the Internet, and can be accessed on the investor relation’s section of the Company’s website (www.selectica.com). An archive of the webcast will be available in the same location shortly after the completion of the call.
About Selectica, Inc.
Founded in 1996, Selectica (Nasdaq: SLTC) provides high-performance enterprise software that enables customers to manage and sell complex offerings and ensure compliance. The company’s solutions are used to simplify, integrate and accelerate product lifecycle management, order configuration, pricing and contract management.
Selectica customers represent global manufacturing and service leaders including: 7-Eleven, ABB, Alcoa, Applied Bio Systems, Bell Canada, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, International Paper, Juniper Networks, Rockwell Automation, Seton Hospital, Time Warner and Triad Hospitals. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site at www.selectica.com.
Forward Looking Statements
The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s existing and new products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, market and customer acceptance of new products of Selectica including Fastraq, the recently acquired contract management products and the applications developed with joint venture partners, the success of the ongoing restructuring of Selectica’s operations, and other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and in other reports filed by Selectica with the Securities and Exchange Commission.

Selectica, Inc.

Contact:
At Financial Relations Board:
Tony Rossi
Investor Relations
310-854-8317
Financial Tables Follow

Selectica, Inc.

SELECTICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Quarter Ended
	12/31/05	12/31/04
	(Unaudited)
Revenues:
License	$520	$2,301
Services	4,737	6,612

Total revenues	5,257	8,914
Cost of revenues:
License	164	217
Services	2,255	3,088

Total cost of revenues	2,419	3,305

Gross profit	2,838	5,609
Research and development	1,943	3,049
Sales and marketing	1,593	2,939
General and administrative	10,705	1,931

Total operating expenses	14,240	7,919

Loss from operations	(11,402)	(2,310)
Interest income (expense)	647	798

Net loss before taxes	(10,755)	(1,512)

Income Tax Expense	25	—

Net loss	$(10,779)	$(1,512)

Basic and diluted, net loss per share	$(0.33)	$(0.05)

Weighted-average shares used in computing basic and diluted, loss per share	32,958	32,450

Selectica, Inc.

SELECTICA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	12/31/05	12/31/04
	(Unaudited)
Assets
Cash, cash equivalents, and investments	$91,233	$104,100
Accounts receivable	2,363	2,596
Prepaid expenses and other current assets	1,915	2,435
Property and equipment, net	2,542	3,294
Other assets	1,134	548

Total assets	$99,187	$112,972

Liabilities and stockholders’ equity
Accounts payable	$2,599	$1,220
Accrued payroll and related liabilities	1,294	1,840
Other accrued liabilities	9,378	1,918
Deferred revenues	2,323	3,733

Total short term liabilities	15,594	8,711
Long Term Liabilities	1,164	1,325

Total Liabilities	16,758	10,036
Total stockholders’ equity	82,428	102,936

Total liabilities and stockholders’ equity	$99,186	$112,972

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